Exhibit 5.1

June 5, 2024

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario

K7A 0A8 Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-3 (File No. 333-279949)

We have acted as counsel to Canopy Growth Corporation, a corporation incorporated under the federal laws of Canada (the “Company”), in connection with certain matters of law relating to the registration by the Company, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 20,949,390 common shares in the capital of the Company (the “Shares”), covered by the Company’s registration statement on Form S-3 (File No. 333-279949) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 5, 2024 and the Company’s related prospectus supplement, dated June 5, 2024, filed with the Commission pursuant to Rule 424(b)(7) on June 5, 2024.

506,125 Shares (the “Jetty and TRA Shares”) were issued (a) on May 17, 2022 and May 25, 2022 pursuant to an option agreement dated as of May 17, 2022 by and among the Company, Canopy Oak LLC (“Canopy Oak”), Lemurian, Inc. and the other parties thereto (the “Primary Option Agreement”); (b) on May 17, 2022 pursuant to an option agreement dated as of May 17, 2022 by and among Canopy Oak and the other parties thereto (the “Secondary Option Agreement”); and (c) on November 4, 2022 and March 17, 2023 pursuant to the Third Amendment to Tax Receivable Agreement (the “TRA Amendment”) dated as of October 24, 2022 by and among the Company, Canopy USA, LLC (“Canopy USA”), Acreage Holdings America, Inc. High Street Capital Partners, LLC (“HSCP”), and certain members of HSCP.

2,292,946 Shares (the “September 2023 Warrant Shares”) are issuable upon the exercise of warrants (the “September 2023 Warrants”) that were issued in connection with a private placement of units on September 19, 2023 pursuant to subscription agreements dated as of September 18, 2023 (the “September 2023 Subscription Agreements”). Each unit consisted of one common share in the capital of the Company (each, a “Common Share”) and one September 2023 Warrant. Each September 2023 Warrant is exercisable for one Common Share at an exercise price of US$13.50 per Common Share and is exercisable for a period that commenced on September 19, 2023 and will end on September 19, 2028.

7,012,750 Shares (the “January 2024 Warrant Shares”) are issuable upon exercise of warrants that were issued in connection with a private placement of units (the “January 2024 Units”) on January 19, 2024 pursuant to subscription agreements dated as of January 18, 2024 (the “January 2024 Subscription Agreements”), consisting of: (a) 763,840 Common Shares underlying the Series A Common Share purchase warrants (the “Series A Warrants”) and (b) 6,248,910 Common Shares underlying the Series B Common Share purchase warrants (the “Series B Warrants” and, together with the Series A Warrants, the “January 2024 Warrants”). Each January 2024 Unit consisted of (a) one Common Share and (b)(i) one Series A Warrant or (ii) one Series B Warrant. Each of the January 2024 Warrants is exercisable for one Common Share at an exercise price of US$4.83 per Common Share. The Series A Warrants and the Series B Warrants are identical, except the Series A Warrants are exercisable for a period that commenced on January 19, 2024 and will end on January 19, 2029 and the Series B Warrants are exercisable for a period commencing on July 19, 2024 and ending on July 19, 2029.

1,086,279 Shares (the “Wana Shares”) were issued on April 30, 2024 pursuant to the terms of (a) certain option agreements (the “Initial Option Agreements”) entered into by certain of the Company’s former subsidiaries, Canopy Elevate I, LLC, Canopy Elevate II, LLC and Canopy Elevate III, LLC (collectively, the “Elevate Entities”), and the other parties named therein, whereby the Elevate Entities acquired options to acquire all of the membership interests of Wana Wellness, LLC, The CIMA Group, LLC and Mountain High Products, LLC (collectively, “Wana”) from Wana Wellness Holdco Inc., CIMA Holdco Inc. and Nancy Whiteman and (b) the Second A&R First Amendment (as defined below).

The Company transferred its ownership interests in the Elevate Entities to Canopy USA and accordingly entered into an amendment to the Initial Option Agreements (the “First Amendment”) with Canopy USA and the Elevate Entities and the other parties named therein. The First Amendment was amended and restated on May 19, 2023 and was subsequently amended and restated on April 30, 2024 (the “Second A&R First Amendment”).

10,051,290 Shares (the “May 2024 Shares”) are issuable in connection with a private placement of unsecured convertible debentures pursuant to an exchange and subscription agreement dated as of May 2, 2024 (the “Exchange and Subscription Agreement”) issued by the Company with an aggregate principal amount of C$96,358,375 maturing on May 14, 2029 (the “Convertible Debentures”) and warrants on May 14, 2024, consisting of: (a) up to 6,700,860 Shares issuable upon conversion of the Convertible Debentures and (b) up to 3,350,430 Shares underlying the Common Share purchase warrants (the “May 2024 Warrants”). Each May 2024 Warrant entitles the holder to acquire one Common Share at an exercise price equal to C$16.18 per Common Share for a period that commenced on May 14, 2024 and will end on May 14, 2029.

This opinion letter is being furnished in accordance with the requirements of Item 601 of Regulation S-K under the Securities Act.

1.	EXAMINATIONS AND INVESTIGATIONS

Documents. We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	a certificate of compliance (the “Certificate of Compliance”) dated June 5, 2024 issued for the Company under the Canada Business Corporations Act (the “CBCA”);

(b)	the articles of the Company, as amended;

(c)	the by-laws of the Company;

(d)	certain resolutions of the Company’s board of directors relating to the authorization, issuance and reservation of the Shares;

(e)	a certificate, dated the date of this opinion, of an officer of the Company (the “Officer’s Certificate”), including copies of each of the items in paragraphs (b), (c), and (d) above;

(f)	the Primary Option Agreement;

(g)	the Secondary Option Agreement;

(h)	the subscription agreement dated May 17, 2022 between the Company and Canopy Oak (the “First Subscription Agreement”);

(i)	the subscription agreement dated May 25, 2022 between the Company and Canopy Oak (the “Second Subscription Agreement”);

(j)	the TRA Amendment;

(k)	the share issuance agreement dated October 24, 2022 between 11065220 Canada Inc. (“11065220”), a wholly owned subsidiary of the Company, and Canopy USA (the “TRA 11065220 Agreement”) in connection with the Shares issued pursuant to the TRA Amendment;

(l)	the share issuance agreement dated November 4, 2022 between the Company and 11065220 (the “TRA November 2022 Agreement”) with respect to certain of the Shares issued pursuant to the TRA Amendment;

(m)	the share issuance agreement dated March 17, 2023 between the Company and 11065220 (the “TRA March 2023 Agreement”) with respect to certain of the Shares issued pursuant to the TRA Amendment;

(n)	the September 2023 Subscription Agreements;

(o)	the certificates representing the September 2023 Warrants;

(p)	January 2024 Subscription Agreements;

(q)	the certificates representing the January 2024 Warrants;

(r)	the Initial Option Agreements;

(s)	the First Amendment;

(t)	the Second A&R First Amendment;

(u)	the share issuance agreement dated October 24, 2022 between 11065220 and Canopy USA (the “Wana 11065220 Agreement”) in connection with the Wana Shares;

(v)	the share issuance agreement dated April 30, 2024 between the Company and 11065220 (the “Wana Share Issuance Agreement”) with respect to the Wana Shares;

(w)	the Exchange and Subscription Agreement;

(x)	the Convertible Debentures;

(y)	the certificates representing the May 2024 Warrants (together with the Primary Option Agreement, the Secondary Option Agreement, the First Subscription Agreement, the Second Subscription Agreement, the TRA Amendment, the TRA 11065220 Agreement, the TRA November 2022 Agreement, the TRA March 2023 Agreement, the September 2023 Subscription Agreements, the certificates representing the September 2023 Warrants, the January 2024 Subscription Agreements, the certificates representing the January 2024 Warrants, the Initial Option Agreements, the First Amendment, the Second A&R First Amendment, the Wana 11065220 Agreement, the Wana Share Issuance Agreement, the Exchange and Subscription Agreement and the Convertible Debentures, the “Transaction Documents”); and

(z)	the Registration Statement and the Prospectus Supplement.

Minute Books. Except for the corporate records forming part of the Officer’s Certificate and such other corporate records as we deemed necessary, we have not reviewed the minute books of the Company.

2.	ASSUMPTIONS

(a)	Authenticity. We have assumed: (i) the legal capacity of all individuals signing documents; (ii) the genuineness of all signatures; (iii) the authenticity and completeness of all documents submitted to us as originals; (iv) the conformity to authentic original documents of all documents submitted to us as copies; and (v) the continuing accuracy of the Certificate of Compliance as of the date of this opinion as if issued on that date.

(b)	Enforceability, etc., of Transaction Documents executed by others. We have assumed that: (i) each party to each Transaction Document other than the Company: (A) is existing under the laws of its jurisdiction of formation, as applicable; (B) has the requisite power and capacity to carry on business, own properties and assets, and execute, deliver, and perform its obligations under that Transaction Document and to carry out the transactions contemplated under that Transaction Document; (C) has taken all necessary action to authorize the execution and delivery of, and the performance of its obligations under, that Transaction Document; and (D) has duly executed and delivered that Transaction Document; (ii) the exercise, by each party other than the Company, of its rights and the performance of its obligations under each Transaction Document is not contrary to its constating documents or governing legislation; (iii) each Transaction Document constitutes a legal, valid, and binding obligation of each party to it other than the Company, enforceable against that party in accordance with its terms; (iv) the representations and warranties of each party to each Transaction Document other than the Company are true and correct and accurate in all respects; and (v) to the extent that any of the Transaction Documents are to be performed in any jurisdiction other than the Provinces (as defined below), such performance will not be illegal under the laws of that jurisdiction.

(c)	Public records. We have assumed the completeness, accuracy, and currency of: (i) the indices and filing systems maintained at the public offices where we searched or made inquiries; (ii) all documents supplied or otherwise conveyed to us by public officials; and all facts set out in those documents and in official public records.

(d)	Trading restrictions. We have assumed that, at the time of any distribution of or trade in securities of the Company referred to in this opinion, no order, ruling, or decision granted by a securities commission, court of competent jurisdiction, or regulatory or administrative body having jurisdiction is in effect that would: (i) restrict any distribution of or trade in those securities; or (ii) affect any person or company who engaged in any such distribution or trade (including, without limitation, any cease trade orders).

3.	RELIANCE

(a)	Matters of fact in the Officer’s Certificate. We have relied solely upon the Officer’s Certificate as to the matters of fact set out in such certificate, without independently verifying those facts.

(b)	Company Status. In expressing the opinion in section 5(a), we have relied and our opinion is based solely upon the Certificate of Compliance and the Officer’s Certificate.

4.	LAWS ADDRESSED

The opinions we express are limited to the laws of the Provinces of Ontario, British Columbia and Alberta (together, the “Provinces”) and the federal laws of Canada applicable in the Provinces. For the purposes of this opinion, the term “Securities Laws” means the Securities Act (Ontario), together with the regulations and rules made under that act, the Securities Act (British Columbia), together with the regulations, rules and forms made under that act and the blanket rulings and orders issued by the British Columbia Securities Commission and the Securities Act (Alberta), together with the regulations and rules under that act and the blanket rulings and orders issued by the Alberta Securities Commission.

We are solicitors qualified to carry on the practice of law in the Provinces only, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Provinces and the federal laws of Canada applicable therein. The opinions herein are limited to the laws of the Provinces and the federal laws of Canada applicable therein in effect as of the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

5.	OPINIONS

Based upon and subject to the foregoing and subject to the qualifications expressed below, we are of the opinion that:

(a)	The Company is a corporation existing under the CBCA.

(b)	The issuance of the Jetty and TRA Shares and the Wana Shares has been duly authorized and the Jetty and TRA Shares and the Wana Shares are validly issued as fully-paid and non-assessable common shares in the capital of the Company.

(c)	The issuance of the September 2023 Warrant Shares, the January 2024 Warrant Shares and the May 2024 Shares has been duly authorized and will be validly issued as fully-paid and non-assessable Common Shares upon either, as applicable, (i) the due exercise of the September 2023 Warrants, the January 2024 Warrants or the May 2024 Warrants, as applicable, including payment of the exercise price therefor or (ii) the conversion of the Convertible Debentures.

6.	USE OF OPINION

This opinion letter is rendered solely in connection with the registration of the Shares for resale by the selling shareholders set forth in the Prospectus Supplement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about the date hereof, which will be incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Yours truly,

/s/ CASSELS BROCK & BLACKWELL LLP